Exhibit 99.r

INVESTMENT MANAGERS SERIES TRUST III AND SERIES CAPITAL, INC.

CODE OF ETHICS

1.	BACKGROUND

Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”), requires Investment Managers Series Trust III (the “Trust”), a registered investment company, to adopt a written Code of Ethics. The Rule also requires investment advisors, sub-advisors, principal underwriters, co- administrators, custodian, distributor, and transfer agent of the Trust (as applicable) (each, a “Service Provider”) of the Trust to adopt a written Code of Ethics and to report to the Board of Trustees of the Trust (the “Board”) any material compliance violations. The Board may only approve a Code of Ethics after it has determined that the Code of Ethics contains provisions designed to prevent “access persons” (summarized below and further defined in Exhibit 1) from engaging in fraud. In addition, certain key “investment personnel” (summarized below and defined in Exhibit 1) of a Service Provider are subject to further pre-clearance procedures with respect to their investment in securities offered through an initial public offering (an “IPO”) or private placement (a “Limited Offering”).

Advisors and Sub-Advisors of the Trust who have adopted a Code of Ethics that has been approved by the Trust’s Chief Compliance Officer and the Board are not required to follow this Code of Ethics. However, they must adhere to the attached “Undertaking Regarding Code of Ethics.”

2.	KEY DEFINITIONS

For other definitions, see Exhibit 1

The term “Access Person” is defined to include: (i) any Trustee, officer, general partner, or key investment personnel of the Trust or an investment advisor to the Trust; (ii) any supervised person of an investment advisor to the Trust who has access to nonpublic information regarding the portfolio holdings of any series of the Trust (each, a “Fund”), or who is involved in making securities recommendations for a Fund and (iii) any Trustee, officer, or general partner of a principal underwriter who has knowledge of the investment activities of a series of the Trust. The Trust’s Compliance Officer (defined below) will notify an employee if that person fits the above definition and maintain a list of all Access Persons (see Exhibit 2).

The term “Investment Personnel” is defined to include (i) any employee of the Trust or of an investment advisor to the Trust who regularly participates in making recommendations regarding the purchase or sale of securities of a Fund and (ii) any natural person who controls the Trust or an investment advisor to the Trust who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by a Fund. The Fund Compliance Officer (defined below) will notify an employee if that person fits the above definition and maintain a list of all Investment Personnel (see Exhibit 2). Investment Personnel are also Access Persons.

The term “Reportable Fund” for a particular Access Person means any mutual fund for which the investment advisor with whom the Access Person is associated, if any (the “Associated Advisor”), serves as an investment advisor (including any sub-advisor) or any mutual fund whose investment advisor or principal underwriter controls the Associated Advisor, is controlled by the Associated Advisor or is under common control with the Associated Advisor.

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3.	GENERAL PROHIBITIONS UNDER THE RULE

The Rule prohibits fraudulent activities by affiliated persons of Trust or Service Provider. Specifically, it is unlawful for any of these persons to:

(a)	employ any device, scheme, or artifice to defraud a Fund;

(b)	make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

(c)	to engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on a Fund; or

(d)	to engage in any manipulative practice with respect to a Fund.

4.	COMPLIANCE OFFICERS

In order to meet the requirements of the Rule, the Code of Ethics includes a procedure for detecting and preventing material trading abuses and requires all Access Persons to report personal securities transactions on an initial, quarterly, and annual basis (the “Reports”). The Board of Trustees appoints and approves a compliance officer for the Trust to receive and review Reports in accordance with Section 5 below. In turn, the officers of the Trust will report to the Board any material violations of the Code of Ethics in accordance with Section 7 below.

5.	ACCESS PERSON REPORTS

All Access Persons are required to submit the following reports to the Trust Compliance Officer for themselves and any immediate family member residing at the same address. In lieu of providing the Reports, an Access Person may submit brokerage statements or transaction confirmations that contain duplicate information. The Access Person should arrange to have brokerage statements and transaction confirmations sent directly to the Trust Compliance Officer (see Exhibit 3 for the form of an Authorization Letter):

(a)	Initial Holdings Report. Within ten days of becoming an Access Person (and the information must be current as of no more than 45 days prior to becoming an Access Person), each Access Person must report the following information:

(1)	The title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(2)	The name of any broker, dealer, or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(3)	The date the Access Person submits the report.

A form of the Initial Holdings Report is attached as Exhibit 4.

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(b)	Quarterly Transaction Reports. Within thirty days of the end of each calendar quarter, each Access Person must report the following information

(1)	With respect to any transaction during the quarter in a Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership:

(i)	The date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares, and the principal amount of each Covered Security and/or Reportable Fund involved;

(ii)	The nature of the transaction (i.e., purchase, sale);

(iii)	The price of the Covered Security and/or Reportable Fund at which the transaction was effected;

(iv)	The name of the broker, dealer, or bank with or through which the transaction was effected; and

(v)	The date that the Access Person submits the report.

(2)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	The name of the broker, dealer, or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	the date that the Access Person submits the report.

A form of the Quarterly Transaction Report is attached as Exhibit 5.

(c)	Annual Holdings Reports. Each year, the Access Person must report the following information within 30 days of the end of the calendar year (and the information must be current as of no more than 45 days prior to the date of the report):

(1)	The date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares, and the principal amount of each Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership;

(2)	The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(3)	The date the Access Person submits the report.

A form of the Annual Holdings Report is attached as Exhibit 4.

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6.	EXCEPTIONS TO REPORTING REQUIREMENTS

(a)	Principal Underwriter. An Access Person of a Fund’s principal underwriter is not required to make any Reports under Section 5 above if the principal underwriter:

(1)	is not an affiliated person of the Trust or any investment advisor to a Fund.

(2)	has no officer, director, or general partner who serves as an officer, director, or general partner of the Trust or of any investment advisor to a Fund.

(b)	Independent Trustee. A trustee of the Trust who is not an ‘interested person” of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act (an “Independent Trustee”) is not required to:

(1)	file an Initial Holdings Report or Annual Holdings Report; and

(2)	file a Quarterly Transaction Report, unless the Independent Trustee knew, or, in the ordinary course of fulfilling their official duties as a trustee, should have known that during a 15-day period immediately before or after his or her transaction in a Covered Security, that a Fund purchased or sold the Covered Security, or a Fund or its investment advisor considered purchasing or selling the Covered Security.

(c)	No person shall be required to make any Reports under Section 5 with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

7.	ADMINISTRATION OF THE CODE OF ETHICS--REPORTING VIOLATIONS AND CERTIFYING COMPLIANCE

(a)	The Service Provider must use reasonable diligence and institute policies and procedures reasonably necessary to prevent its Access Persons from violating this Code of Ethics;

(b)	The Trust’s Compliance Officer shall circulate the Code of Ethics and receive an acknowledgment from each Access Person that the Code of Ethics has been read and understood;

(c)	The Trust’s Compliance Officer shall compare all Reports with completed and contemplated portfolio transactions of a Fund to determine whether a possible violation of the Code of Ethics and/or other applicable trading policies and procedures may have occurred.

No Access Person shall review their Report(s). The Trust’s Compliance Officer shall appoint an alternate to review his or her own Reports if the Fund Compliance Officer is also an Access Person.

(d)	On an annual basis, the Trust’s Compliance Officer shall submit for review a written report describing any issues arising under the Code of Ethics or procedures, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations; and

(e)	On an annual basis, the Service Provider shall certify to the Board of Trustees that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

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8.	COMPLIANCE WITH OTHER SECURITIES LAWS

This Code of Ethics is not intended to cover all possible areas of potential liability under the Investment Company Act or under the federal securities laws in general. For example, other provisions of Section 17 of the Investment Company Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis and joint transactions (i.e., combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person. Access Persons covered by this Code of Ethics are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by a Fund or if a transaction directly or indirectly involves themselves and the Trust other than the purchase or redemption of shares of a Fund or the performance of their normal business duties.

In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on access persons and others in certain situations. It is expected that access persons will be sensitive to these areas of potential conflict, even though this Code of Ethics does not address specifically these other areas of fiduciary responsibility.

Most cryptocurrencies and digital mediums of exchange are not considered Covered Securities. Bitcoin and any derivative instrument or futures contract involving Bitcoin are considered Covered Securities, and therefore, transactions in such instruments must be reported to the Trust Compliance Officer as provided in Section 5 of this Code.

9.	PROHIBITED TRADING PRACTICES

(a)	No Access Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership if such action would violate any provision of section 3 or this Code and such security to his or her actual knowledge at the time of such purchase or sale:

(i)	is being considered for purchase or sale by a Fund;

(ii)	is in the process of being purchased or sold by a Fund (except that an access person may participate in a bunched transaction with the Fund if the price terms are the same in accordance with trading policies and procedures adopted by the Service Provider).

(b)	Investment Personnel of a Fund or its investment advisor must obtain approval from the Fund or the Fund’s investment advisor before directly or indirectly acquiring beneficial ownership in any securities in an IPO or Limited Offering.

(c)	No Access Person may trade ahead of a Fund -- a practice known as “front running.”

10.	INSIDER TRADING

Trustee and Officers of the Trust

The Trust forbids any Trustee or Officer from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of law. This conduct is frequently referred to as “insider trading.” The Trust’s policy applies to every Trustee and Officer and extends to activities within and outside their duties on behalf of the Trust. It is also unlawful for a Trustee or officers to use such information for manipulative, deceptive, or fraudulent purposes.

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Although Trustees and Officers may engage in personal investment activities, it is important that such practices avoid any appearance of impropriety and remain in full compliance with the law and the highest standards of ethics. Accordingly, Trustees and Officers must exercise good judgment when engaging in securities transactions and when relating to others information obtained as a result of their positions with the Trust. If an Officer or Trustee has any doubt about whether a particular situation requires refraining from making an investment or sharing information with others, such doubt should be resolved against taking such action.

Service Providers, Advisors, and Sub-Advisors

The Service Providers, Advisors, and Sub-Advisors of the Trust have access to confidential information about Funds in the Trust, investment advice provided to clients, securities transactions being effected for Funds, and other sensitive information. In addition, from time to time, Service Providers, Advisors and Sub-Advisors or their personnel may come into possession of information that is “material” and “nonpublic” concerning a company or the trading market for its securities.

Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending, or permanently barring you from the securities industry. Finally, Trustees, Officers, Service Providers, Advisors, and Sub-Advisors may be sued by investors seeking to recover damages for insider trading violations.

It is unlawful for a Service Provider, Advisor, and Sub-Advisor or any of its Access Persons to use such information for manipulative, deceptive, or fraudulent purposes. The kinds of activities prohibited include “front-running,” “scalping,” and trading on inside information. “Front-running” refers to a practice whereby a person takes a position in a security in order to profit based on his or her advanced knowledge of upcoming trading by clients in that security, which is expected to affect the market price. “Scalping” refers to a similar abuse of client accounts and means the practice of taking a position in a security before recommending it to clients or effecting transactions on behalf of clients and then selling out the supervised person’s personal position after the price of the security has risen on the basis of the recommendation or client transactions.

Depending upon the circumstances, Service Providers, Advisors, Sub-Advisors, and any Access Person involved may be exposed to potential insider trading or tipping liability under the federal securities laws if an Advisor, Sub-Advisor, or any Access Person advises clients concerning, or executes transactions in, securities with respect to which the Advisor or Sub-Advisors possesses material, nonpublic information. In addition, a Service Provider, Advisor, and Sub-Advisor may be deemed to possess material, nonpublic information known by any of its Access Persons unless the Service Provider, Advisor, and Sub-Advisor have implemented procedures to prevent the flow of that information to others within the Service Provider, Advisor or Sub- Advisor.

Section 204A of the Advisers Act requires that advisors and sub-advisors establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material and nonpublic information by the advisor, sub-advisor, and its access persons. Violations of the laws against insider trading and tipping by supervised persons of Advisors and Sub-Advisors can expose the Advisors and Sub-Advisor and any Access Person involved to severe criminal and civil liability. In addition, Advisors and Sub-Advisors and their personnel have ethical and legal responsibilities to maintain the confidence of Advisor and Sub-Advisor clients and to protect as valuable assets as confidential and proprietary information developed by or entrusted to the Advisor and Sub-Advisor.

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Although Service Providers, Advisors, and Sub-Advisors may respect the right of their Access Persons to engage in personal investment activities, it is important that such practices avoid any appearance of impropriety and remain in full compliance with the law and the highest standards of ethics. Accordingly, Access Persons must exercise good judgment when engaging in securities transactions and when relating to others information obtained as a result of employment with Service Providers, Advisors, and Sub-Advisors. If an Access Person has any doubt about whether a particular situation requires refraining from making an investment or sharing information with others, such doubt should be resolved against taking such action.

General Policies and Procedures Concerning Insider Trading and Tipping

The Trust has adopted the following policies and procedures to: (i) ensure the propriety of supervised person trading activity; (ii) protect and segment the flow of material, nonpublic and other confidential information relating to client advice and securities transactions, as well as other confidential information; (iii) avoid possible conflicts of interest; and (iv) identify trades that may violate the prohibitions against insider trading, tipping, front-running, scalping and other manipulative and deceptive devices prohibited by federal and state securities laws and rules.

No Trustee, Officer, or Access person of the Service Providers, Advisors, and Sub-Advisors shall engage in transactions in any securities while in possession of material, nonpublic information regarding such securities (so-called “insider trading”). Nor shall any Access Person communicate such material, nonpublic information to any person who might use such information to purchase or sell securities (so-called “tipping”). The term “securities” includes options or derivative instruments with respect to such securities and other securities that are convertible into or exchangeable for such securities.

1.     “Material.” The question of whether information is “material” is not always easily resolved. Generally speaking, information is “material” where there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy or sell the securities in question or where the information if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved. Common, but by no means exclusive, examples of “material” information include information concerning a company’s sales, earnings, dividends, significant acquisitions or mergers, and major litigation. So-called “market information,” such as information concerning an impending securities transaction, may also, depending on the circumstances, be “material.” Because materiality determinations are often challenged with the benefit of hindsight if a person has any doubt about whether certain information is “material,” such doubt should be resolved against trading or communicating such information.

2.     “Nonpublic.” Information is “nonpublic” until it has been made generally available to investors. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the SEC or press releases issued by the issuer of the securities or reference to such information in publications of general circulation such as The Wall Street Journal or other publisher.

3.     “Advisory Information.” Information concerning (i) specific recommendations made to clients by Advisors and Sub-Advisors or (ii) prospective securities transactions by clients of an Advisor or Sub-Advisor (“Advisory Information”) is strictly confidential. Under some circumstances, Advisory Information may be material and nonpublic.

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4.     Prohibitions. In the handling of information obtained as a result of employment with Service Providers, Advisors, and Sub-Advisors and when engaging in securities transactions, Service Providers, Advisors, and Sub- Advisors Access Persons:

•	Shall not disclose material, nonpublic, or other confidential information (including Advisory Information) to anyone, inside or outside the Service Provider, Advisor, or Sub-Advisor (including Immediate Family members), except to the Chief Compliance Officer or on a strictly need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient;

•	Shall refrain from recommending or suggesting that any person engage in transactions in any security while in possession of material, nonpublic information about that security;

•	Shall abstain from transactions for their own personal accounts or for the account of any client, in any security while in possession of material, nonpublic information regarding that security; and

•	Shall abstain from personal transactions in any security while in possession of Advisory Information regarding that security, except in compliance with the pre-clearance requirements.

Protection of Material, Nonpublic Information

No Trustee, Officer, or Access Person of the Service Providers, Advisors, or Sub-Advisors shall intentionally seek, receive, or accept information that he or she believes may be material and nonpublic.

On occasion, a company may, as a means to seek investors in restricted or private placement securities issued by it, send to Service Providers, Advisors, and Sub-Advisors materials that contain material, nonpublic, or other confidential information. Typically, such materials will be accompanied by a transmittal letter (and an inner, sealed package) that indicates the confidential nature of the enclosed materials and that the opening of the inner package constitutes an agreement to maintain the confidentiality of the information. In this circumstance, any supervised person of a Service Provider, Advisor and Sub-Advisor receiving any such materials should not open the inner package, but should immediately consult with the Chief Compliance Officer.

Additionally, one of the resources Advisors and Sub-Advisors may use in research efforts is “Expert Networks.” Information received through this channel is handled the same as any other channel. However, prior to engaging the service of an Expert Network, Advisors and Sub-Advisors must obtain and review their policies and procedures surrounding the protection and handling of material non-public information. In the event that an Access Person of Advisor or Sub-Advisor should come into possession of information concerning any company or the market for its securities that the person believes may be material and nonpublic, the Access Person should notify his or her Chief Compliance Officer immediately.

In addition, such Access Person shall refrain from either disclosing the information to others or engaging in transactions (or recommending or suggesting that any person engage in transactions) in the securities to which such information relates.

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Protection of Other Confidential Information

Information relating to past, present, or future activities of Funds that have not been publicly disclosed shall not be disclosed to persons within or outside of Service Providers, Advisors, and Sub-Advisors except for proper purposes. Access Persons are expected to use their own good judgment in relating to others' information in these areas.

Procedures to Safeguard Material, Nonpublic, and Other Confidential Information

In the handling of material, nonpublic, and other confidential information, including Advisory Information, Access Persons of Service Providers, Advisors, and Sub-Advisors shall take appropriate steps to safeguard the confidentiality of such information. Although the offices of Service Providers are not generally open to the public or unannounced visitors, Access Persons must still take precautions to avoid storing nonpublic personal information in plain view in potentially public areas of the Service Provider’s offices. Particular care should be exercised when nonpublic personal information must be discussed or reviewed in public places such as restaurants, elevators, taxicabs, trains, or airplanes, where that information may be overheard or observed by third parties.

11.	SANCTIONS

As to any material violation of this Code of Ethics, each Service Provider will adopt trading policies and procedures that provide for sanctions of the Access Persons. Such sanctions may include, but are not limited to: (1) a written reprimand in the Access Person’s employment file; (2) a suspension from employment; and (3) termination from employment.

The Board may also impose sanctions as it deems appropriate, including sanctions against the Service Provider or the Fund Compliance Officer for failure to adequately supervise its Access Persons.

ACKNOWLEDGED AND AGREED:

I have read and understand the terms of this Code of Ethics.

By:

Name:

Title:

Service Provider/Trust:

Date:

IMST III CCO Signature:

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Exhibit 1

Definitions

Access Person. (i) any director, officer, general partner, or Advisory Person of a Fund or of a Fund’s investment advisor; (ii) any supervised person of an investment advisor to the Trust who has access to nonpublic information regarding the portfolio holdings of any series of the Trust (each, a “Fund”), or who is involved in making securities recommendations for a Fund; and (iii)any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relating to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

Advisory Person. (i) any employee of the Fund or of a Fund’s investment advisor (or of any company in a control relationship to the Fund or investment advisor) who, in connection with their regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (ii) any natural person in a control relationship to the Fund or an investment advisor who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

Control. The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Covered Security. Includes any Security (as defined below), Bitcoin, any derivative instrument or futures contract involving Bitcoin, and any single stock named exchange-traded fund. However, the following are not considered a Covered Security: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; and (iv) shares issued by open-end investment companies (i.e., mutual funds) other than Reportable Funds.

Fund. A series of the Trust.

Immediate Family Member. Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, or brother-in-law (including adoptive relationship).

Initial Public Offering (IPO). An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Personnel. (i)  any employee of the Trust, a Fund or investment advisor (or of any company in a control relationship to the Trust, a Fund or investment advisor) who, in connection with their regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of security by the Fund; and (ii) any natural person who controls the Trust, a Fund or investment advisor and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

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Limited Offering . An offering that is exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Purchase or Sale of a Covered Security. This includes, among other things, the writing of an option to purchase or sell a covered security.

Reportable Fund. Includes, for a particular Access Person, any registered investment company, including a Fund, for which the investment advisor with whom the Access Person is associated, if any (the “Associated Advisor”) serves as investment advisor (as defined in Section 2(a)(20) of the Investment Company Act) or any registered investment company, including a Fund, whose investment advisor or principal underwriter controls the Associated Advisor, is controlled by the Associated Advisor, or is under common control with the Associated Advisor.

Security. Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument is commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the preceding.

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Exhibit 2

List of Access Persons

Name	Title

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Exhibit 3

Form of Authorization Letter

Date

Name of Broker

Address

Re:	Brokerage Statements of [name of employee] Ladies and Gentlemen:

The above-referenced person is an employee of [name of Service Provider]. Federal securities laws require that we monitor the personal securities transactions of certain key personnel. By this Authorization Letter and the acknowledgment of the employee below, please forward duplicate copies of the employee’s brokerage statements and transaction confirmations to:

[Compliance Officer]

[Service Provider]

[Address]

Should you have any questions, please contact the undersigned at [number].

Very truly yours,

AUTHORIZATION:

I, at this moment, authorize you to release duplicate brokerage statements and transaction confirmations to my employer.

Signature:
Name:	Account Number:

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Exhibit 4

INITIAL & ANNUAL HOLDINGS REPORT – [YEAR]

(Information to be current within 45 days of the date of Report)

Note: In lieu of this Report, you may submit duplicate copies of your brokerage statements

1.      HOLDINGS

Name and Type of Covered Security on Reportable Fund	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2.      BROKERAGE ACCOUNTS

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Submitted By	Date:

Print Name:

Reviewed:	Date:
(Compliance Officer Signature)

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Exhibit 5

QUARTERLY TRANSACTION REPORT

(Complete within thirty days of the quarter end)

For Quarter Ended ___________________________________

Note: In lieu of this Report, you may submit duplicate copies of your brokerage statements

3.      TRANSACTIONS

Name of Covered Security or Reportable Fund	Ticker Symbol or CUSIP	Broker	Number of Shares or Interest Rate, Maturity Date & Principal Amount	Nature of Transaction (i.e., buy, sale)	Purchase Price	Date of Transaction

I have no reportable transactions for this reporting period. ________________________________ (check here)

4.      BROKERAGE ACCOUNTS OPENED DURING QUARTER

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

I have not established a broker/dealer or bank account during the quarter. ____________ (check here)

Submitted By		Date:

Print Name:

Reviewed:		Date:
(Compliance Officer Signature)

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INVESTMENT MANAGERS SERIES TRUST III

Undertaking Regarding Code of Ethics

1.	PROCEDURES IN PLACE

To meet the Rule's requirements, a Code of Ethics should provide a procedure for detecting and preventing material trading abuses and, for each Fund, require Access Persons to report personal securities transactions on an initial, quarterly, and annual basis. The CCO or their designee should be designated within each Service Provider to receive and review these reports.

A Service Provider may adopt its own Code of Ethics, subject to the review and approval of the Board. The Board must approve any subsequent material change to the Service Provider’s Code of Ethics.

In the alternative, except for Advisors and Sub-Advisors, a Service Provider may adopt the standard Code of Ethics for the Trust, which is attached to this Undertaking. An investment advisor to a Fund should take care that its Form ADV properly reflects the terms of its Code of Ethics,

In the event a Service Provider adopts its own Code of Ethics, the Board will review that code to ensure that, at a minimum, the following components are included:

•	the appointment of a compliance officer and alternate to review personal securities transactions of Access Persons;

•	the maintenance by the compliance officer of a current list of all Access Persons and Investment Personnel;

•	an initial holdings report within ten days of the start of employment of an Access Person;

•	a requirement that all Access Persons are to report quarterly transactions within thirty days of the end of each quarter;

•	a requirement that all Access Persons report certain securities holdings on an annual basis;

•	a review procedure by the compliance officer of all Access Person reports.

•	a method by which Access Persons are disciplined and/or sanctioned for failure to adhere to the Code of Ethics, including the failure by an Access Person to submit reports on a timely basis; and

•	a procedure in place whereby Investment Personnel receive pre-clearance for an investment in an IPO or a Limited Offering.

A Service Provider may combine its Code of Ethics with other trading policies and procedures. However, in the event the Code of Ethics conflicts with the Service Provider’s trading policies and procedures, the terms of the Code of Ethics shall prevail.

The Trust will file all Codes of Ethics with its registration statement.

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2.	ANNUAL ISSUES AND CERTIFICATION REPORT

A Service Provider is required to periodically report to the Board on issues raised under its Code of Ethics. Specifically, on an annual basis, each Service Provider must provide the Board (i) a written report that describes issues that arose during the previous year under the Code of Ethics, including material code or procedure violations and sanctions imposed in response to those material violations and (ii) a certification that it has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

3.	INITIAL CERTIFICATION

On behalf of the undersigned Service Provider, the following duly authorized representative of the Service Provider certifies that:

The Service Provider has adopted the Trust’s Code of Ethics, and it has adopted procedures that are reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

The Service Provider has adopted its own Code of Ethics, which is attached to this Certification. Further, the Service Provider acknowledges and certifies that it has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

Acknowledged and Certified:

By:

Name:

Title:

Date:

Name of Service Provider:
(The investment advisor or principal underwriter)

Name of Compliance Officer:

Name of Alternate Officer:

Name of Fund:
(The series of Investment Managers Series Trust III)

4.	ANNUAL RE-CERTIFICATION

(To be certified before each annual review meeting of the Board of Trustees)

☐	No material violations of the Service Provider's Code of Ethics or the procedures adopted to implement its Code of Ethics have occurred other than those specified in the attached report.

☐	The Service Provider acknowledges and certifies that it has procedures in place reasonably necessary to prevent Access Persons from violating its Code of Ethics.

☐	The Service Provider has materially changed its Code of Ethics. The revised Code of Ethics was sent to the Board immediately for its approval, and the Board approved the revised Code of Ethics within six months of the material change.

P.1-17

Acknowledged and Certified:

By:

Name:

Title:

Date:

Name of Service Provider:
(The investment advisor or principal underwriter)

Name of Compliance Officer:

Name of Alternate Officer:

Name of Fund:
(The series of Investment Managers Series Trust III)

P.1-18